UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 22, 2008

ACCURIDE CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-32483	61-1109077
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7140 Office Circle, Evansville, IN		47715
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (812) 962-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.              Costs Associated with Exit or Disposal Activities.

On September 22, 2008, Accuride Corporation (the “Company”) committed to a series of strategic initiatives to reduce expenses, increase competitiveness, strengthen customer relationships, and enhance shareholder value.  The restructuring initiatives include reducing expenses through workforce reductions and improving asset utilization through the redeployment of equipment and rationalization of facilities.  The workforce reductions include the elimination of 159 salaried positions and 233 hourly employees, and the rationalization of facilities includes the consolidation of existing warehouses.  The restructuring initiatives are expected to be substantially completed by early 2009.

The total estimated costs associated with this action amount to a one-time charge of approximately $14.3 million on a pre-tax basis in the third quarter of 2008, which is comprised of employee related costs of approximately $8.4 million and asset impairment and other charges of approximately $5.9 million. Future cash outlays for these restructuring actions are expected to be approximately $10.0 million during 2008 and 2009.

Item 5.02.                                          Departure of Directors or Certain Officers; Appointment of Certain Officers.

On September 22, 2008, John R. Murphy tendered his resignation as President, Chief Executive Officer and a Director of Company, effective September 22, 2008.  Also on September 22, 2008, the Board of Directors of the Company (the “Board”) accepted Mr. Murphy’s resignation and agreed to pay to him a severance benefit equal to his annualized base salary conditioned upon the effectiveness of his release of any claims against the Company, as set forth in the Resignation Agreement attached hereto as Exhibit 10.1.

Also on September 22, 2008, the Board appointed William M. Lasky, age 61, to the position of interim President and Chief Executive Officer of the Company, effective immediately.

Mr. Lasky has been an independent Director of the Company since October 2007 and will continue to serve as a Director during his employment as interim President and Chief Executive Officer.  Mr. Lasky has served as the Chairman of the Board for Stoneridge, Inc., a manufacturer of electronic components, modules and systems for various vehicles, since July 2006 and has been a director of Stoneridge since January 2004.  Previously, Mr. Lasky served as the Chairman and President and Chief Executive Officer of JLG Industries, Inc., a manufacturer of aerial work platforms, telescopic material handlers and related accessories, from 1999 through late 2006, when JLG Industries was acquired in an unsolicited acquisition by Oshkosh Truck Corp.  Prior to joining JLG Industries, Mr. Lasky served in various senior capacities at Dana Corporation from 1977 to 1999.

Mr. Lasky and the Company have agreed that Mr. Lasky will receive annual compensation of $800,000.  In addition, concurrently with his appointment, the Compensation Committee of the Board granted Mr. Lasky 250,000 shares of restricted common stock of the Company, which shall vest, only if Mr. Lasky remains interim President and Chief Executive Officer of the Company, on the earlier of (i) six months after the grant date, (ii) the date on which the Board shall appoint a new President and Chief Executive Officer of the Company or (iii) the date on which a change of control of the Company occurs.

Item 9.01.                                         Financial Statements and Exhibits.

(d)             Exhibits

10.1                         Resignation Agreement, dated September 22, 2008, by and between Accuride Corporation and John R. Murphy.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCURIDE CORPORATION

Date:	September 26, 2008	/s/ Stephen A. Martin
Stephen A. Martin
Vice President / General Counsel

EXHIBIT INDEX

Exhibit Number	Description

10.1	Resignation Agreement, dated September 22, 2008, by and between Accuride Corporation and John R. Murphy.